Exhibit 99.1

Sigma Labs Reports Second Quarter 2021 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

SANTA FE, NM – July 22, 2021 – Sigma Labs, Inc. (NASDAQ: SGLB) (“Sigma Labs”), a leading developer of quality assurance software for the commercial 3D metal printing industry, has reported its financial and operational results for the second quarter ended June 30, 2021.

Key Second Quarter Highlights

Announced several key developments, including:

●	Released PrintRite3D Version 7.0, an industry-leading system for in-process quality assurance for industrial 3D manufacturers, with breakthroughs in quality and economics driven by temperature calibration. Developed after extensive input from existing customers, 3D metal printing manufacturers, universities and standards organizations, the next generation PrintRite3D 7.0 contains upgrades to existing features, as well as significant new functionality that meets industry demands driving enhanced quality and better economics for end-users.

●	Recognized at the American Society of Mechanical Engineers’ AM Tech Forum as the winner of the Best-in-Class Innovation Award for Additive Manufacturing Measurement and Analysis, chosen based on multiple criteria including impact on speed, cost, and quality; range of potential use across applications and industries; level of innovation-from an improvement to a game changer; and how likely they would purchase.

●	Added to the Russell Microcap Index enabling greater access and visibility to institutional investors and investment managers.

Management Commentary

“Despite the ongoing unpredictability and delays in the market due to the international effects of the pandemic, users in current and new markets in aerospace, space exploration and defense are showing strong interest, engagement and activity level with us,” said Mark K. Ruport, President and CEO of Sigma Labs. “We also continue to see validation from our clients and from our prospective clients who are testing our solution, and from industry associations with our Best-in-Class Innovation Award from the American Society of Mechanical Engineers. We believe our solutions remain a crucial ingredient to help accelerate the adoption of additive manufacturing and increase the success of the 3D metal printing industry.

“During the quarter we released PrintRite3D version 7.0, with key features such as Temperature Monitoring and Calibration, including a cooling rate metric and units/traceability for TEP (“Thermal Emission Planck”) to Celsius/Kelvin conversion, and Neural Net Machine Learning Recoater Interaction Detection that allows users to automatically spot recoater interaction detection with higher diagnostic accuracy. Taken together, we believe the unique benefits of the update provide a competitive advantage for our customers and believe positions us to help accelerate the growth of the additive manufacturing industry.

“Looking ahead, our team remains confident in our technology and strategy, industry growth, and our ability to capture market share with our first mover advantage, significant barriers to entry, and leveraged business model. The Industry outlook is positive, however, given the stage of the industry, timing of our contracts can have an impact on any particular quarter, especially with the delays resulting from Covid-19 in the reopening of Europe and Asia.

“With our recently strengthened balance sheet, we now have over $14.7 million in cash to support growth, direct sales and marketing. For the second half of the year, we are focusing on seeking to expand sales through our partnerships with DMG MORI and Additive Industries, and increased direct sales to global end-user manufacturers, universities and R&D organizations. We also continue to seek new and expanded strategic partnerships with 3D printer OEMs, software companies, and integrators. We look forward to sharing additional updates as the year progresses,” concluded Ruport.

Second Quarter 2021 Financial Results

Revenue for the second quarter of 2021 totaled $144,148. This compares to revenues of $167,688 for the second quarter of 2020. The decrease in revenue was primarily due a decrease of $29,864 in revenue from our Rapid Test and Evaluation program from the second quarter of 2020.

Gross profit for the second quarter of 2021 was $27,751 as compared to $110,004 in the second quarter of 2020.

Total operating expenses for the second quarter of 2021 were $2.2 million as compared to total operating expenses of $1.5 million for the same period in 2020. The increase was mainly attributable additional employee headcount, R&D expenses and organizational costs.

Cash used in operating activities for the six months ended June 30, 2021, totaled $3.3 million compared to $2.4 million in the second quarter of 2020, an increase of $0.8 million.

Net loss for the second quarter of 2021 was $1.9 million, or $(0.18) per share, as compared to a net loss of $1.6 million, or $(0.49) per share, in the second quarter of 2020.

Cash totaled $14.7 million at June 30, 2021, as compared to $3.7 million at December 31, 2020. The increase in cash during the period was a result of a $5.1 million public offering of common stock and a follow-on $9.7 million registered direct offering of common stock and short-term warrants. In addition, warrant exercises during the first quarter of 2021 have contributed an additional $1.1 million in cash proceeds.

Second Quarter 2021 Results Conference Call

Sigma Labs President and CEO Mark Ruport and CFO Frank Orzechowski will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Thursday, July 22, 2021

Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time

Toll-free dial-in number:	1-877-407-9039

International dial-in number:	1-201-689-8470

Conference ID:	13721685

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=145807 and via the investor relations section of the Company’s website at www.sigmalabsinc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through August 5, 2021.

Toll-free replay number:	1-844-512-2921

International replay number:	1-412-317-6671

Replay ID:	13721685

About Sigma Labs

Sigma Labs Inc. is a leading provider of in-process quality assurance (IPQA®) software to the additive manufacturing industry. Sigma Labs specializes in the development and commercialization of real-time monitoring solutions known as PrintRite3D® for 3D metal advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies. Sigma Labs believes its software product will be a major catalyst for the acceleration and adoption of 3D metal printing. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, market and other conditions, Sigma Labs’ business and financial condition, the extent of the market’s acceptance of PrintRite3D version 7.0, Sigma Labs’ ability to satisfy its capital needs through increasing its revenue and obtaining additional financing, and the impact of COVID-19, general economic, industry or political conditions in the United States or internationally. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see disclosures contained in Sigma Labs’ public filings with the SEC, including the “Risk Factors” in Sigma Labs’ Annual Report on Form 10-K, and which may be viewed at www.sec.gov.

Contacts:

Investor Contact:

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SGLB@mzgroup.us

www.mzgroup.us

Company Contact:

Steven Gersten

Sigma Internal IR

813-334-9745

investors@sigmalabsinc.com

Sigma Labs, Inc.

Condensed Balance Sheets

(Unaudited)

	June 30, 2021	December 31, 2020

ASSETS
Current Assets:
Cash	$14,731,115	$3,700,814
Accounts Receivable, net	389,450	331,562
Inventory	846,999	659,651
Prepaid Assets	168,326	90,735
Total Current Assets	16,135,890	4,782,762

Other Assets:
Property and Equipment, net	157,490	138,626
Intangible Assets, net	793,465	753,122
Long-Term Prepaid Asset	-	26,000
Total Other Assets	950,955	917,748

TOTAL ASSETS	$17,086,845	$5,700,510

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$315,768	$128,937
Deferred Revenue	63,569	77,957
Accrued Expenses	184,099	243,815
Total Current Liabilities	563,436	450,709

Long-Term Liabilities:
Stock Appreciation Rights	93,525	48,341
CARES Act Deferred Payroll Tax Liability	37,728	37,728
Total Long-Term Liabilities	131,253	86,069

TOTAL LIABILITIES	694,689	536,778

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; 465 and 715 issued and outstanding, respectively	1	1
Common Stock, $0.001 par; 24,000,000 shares authorized; 10,493,598 and 5,995,320 issued and outstanding, respectively	10,494	5,995
Additional Paid-In Capital	52,058,003	38,262,744
Accumulated Deficit	(35,676,342)	(33,105,008)
Total Stockholders’ Equity	16,392,156	5,163,732

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,086,845	$5,700,510

See accompanying notes to condensed financial statements.

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

REVENUES	$144,148	$167,688	$602,288	$389,418

COST OF REVENUE	116,397	57,684	244,728	302,387

GROSS PROFIT (LOSS)	27,751	110,004	357,560	87,031

OPERATING EXPENSES:
Salaries & Benefits	985,348	605,295	1,832,520	1,257,492
Stock-Based Compensation	116,441	270,818	233,919	424,989
Operating R&D Costs	280,700	111,647	477,040	165,335
Investor & Public Relations	114,762	97,702	223,103	287,009
Organization Costs	158,529	80,096	236,145	155,675
Legal & Professional Service Fees	244,019	212,496	420,866	397,386
Office Expenses	151,871	78,843	300,096	226,590
Depreciation & Amortization	25,783	17,970	48,814	35,983
Other Operating Expenses	91,198	51,687	177,554	135,736
Total Operating Expenses	2,168,651	1,526,554	3,950,057	3,086,195

LOSS FROM OPERATIONS	(2,140,900)	(1,416,550)	(3,592,497)	(2,999,164)

OTHER INCOME (EXPENSE)
Interest Income	7,018	31	7,073	882
State Incentives	-	151,657	-	151,657
Exchange Rate Gain (Loss)	208	(31)	158	(1,422)
Interest Expense	(2,029)	(6,244)	(3,382)	(6,675)
Loss on Dissolution of Joint Venture	-	(201)	-	(201)
Other Income	290,156	361,700	1,092,441	361,700
Total Other Income (Expense)	295,353	506,912	1,096,290	505,941

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,845,547)	(909,638)	(2,496,207)	(2,493,223)

Provision for income Taxes	-	-	-	-

Net Loss	$(1,845,547)	$(909,638)	$(2,496,207)	$(2,493,223)

Preferred Dividends	(14,220)	(691,880)	(75,127)	(1,007,127)

Net Loss Applicable to Common Stockholders	$(1,859,767)	$(1,601,518)	$(2,571,334)	$(3,500,350)

Net Loss per Common Share – Basic and Diluted	$(0.18)	$(0.49)	$(0.28)	$(1.48)

Weighted Average Number of Shares Outstanding – Basic and Diluted	10,493,598	3,256,098	9,149,328	2,359,862

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30, 2021	June 30, 2020
OPERATING ACTIVITIES
Net Loss	$(2,496,207)	$(2,493,223)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	48,814	35,983
Gain on Derivative Liability	(1,092,441)	-
Stock Based Compensation - Employees	233,919	424,989
Stock Based Compensation - Third Party Services	55,937	54,924
Stock Based Compensation - Directors	122,274	-
Change in assets and liabilities:
Accounts Receivable	(57,888)	(230,865)
Inventory	(187,348)	13,078
Prepaid Assets	(51,591)	81,695
Accounts Payable	186,831	(431,893)
Deferred Revenue	(14,388)	(39,860)
Accrued Expenses	(14,531)	149,785
NET CASH USED IN OPERATING ACTIVITIES	(3,266,620)	(2,435,387)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(52,931)	(11,474)
Purchase of Intangible Assets	(55,090)	(87,736)
Dissolution of Joint Venture	-	500
NET CASH USED IN INVESTING ACTIVITIES	(108,021)	(98,710)

FINANCING ACTIVITIES

Gross Proceeds from Public and Private Issuances of Securities	14,869,899	3,600,000
Less Offering Costs	(1,600,967)	(820,228)
Payment of Note Payable	-	(50,000)
Proceeds from Exercise of Warrants	1,136,010	2,141,100
Deferral of Payroll Taxes under the CARES Act	-	22,072
NET CASH PROVIDED BY FINANCING ACTIVITIES	14,404,942	4,892,944

NET CHANGE IN CASH FOR PERIOD	11,030,301	2,358,847

CASH AT BEGINNING OF PERIOD	3,700,814	86,919

CASH AT END OF PERIOD	$14,731,115	$2,445,766

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Issuance of Common Shares for Preferred Dividends	$75,108	$1,006,717
Issuance of Securities for services	$178,209	$62,794
Disclosure of cash paid for:
Interest	$3,382	$9,359
Income Taxes	$-	$-